Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Innovations and Hansen Medical Reach Settlement

Settlement to Include Multi-Year Development and Supply Agreement to Integrate Luna’s

Fiber Optic Sensing Technology into Hansen’s Surgical Products

ROANOKE, Virginia, December 11, 2009 – Luna Innovations Incorporated (NASDAQ: LUNA) announced today that it has executed a Settlement Agreement with Hansen Medical, Inc. (NASDAQ: HNSN) resolving the outstanding litigation between the companies. Luna Innovations develops and manufactures new generation products for the healthcare, telecommunications, energy and defense markets. Hansen Medical designs and manufactures medical robotic instruments.

Additionally today, Luna has filed with the bankruptcy court its First Amended Joint Plan of Reorganization (the “Plan”) and other bankruptcy documents to implement the Settlement Agreement and allow the Company to emerge from Chapter 11 reorganization as quickly as possible. Under the Plan, the Company proposes to pay 100% of its due and payable valid claims and Luna stockholders will retain their shares of Luna’s Common Stock. The Settlement Agreement and the transactions contemplated by it, as well as the Plan and other bankruptcy documents, are subject to court approval and entry of an applicable confirmation order, as well as other conditions.

The Settlement Agreement contemplates that Luna and Hansen will enter into a number of additional documents, which will include:

•	A development and supply agreement between Luna and Hansen for purposes of integrating Luna’s fiber optic shape sensing technology into Hansen’s medical robotic instruments.

•	A license of Luna’s shape sensing technology to Hansen in the fields of medical robotics and medical non-robotics.

•	A $5 million secured promissory note payable over four years from Luna to Hansen, whose security interest may be subordinated in favor of a working capital credit facility.

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•	Issuance of shares of Luna Common Stock to Hansen in the amount equal to 9.9% of the total outstanding shares and a warrant for Hansen to maintain that equity position for three years.

•	A mutual release of outstanding claims in litigation between Hansen and Luna.

“This settlement with Hansen Medical clears the largest hurdle on our pathway to emerge from Chapter 11 reorganization and pay our creditors what they are owed. We look forward to integrating our shape sensing technology with Hansen’s surgical devices, as we expand the potential market for our products in robotically assisted procedures,” stated Kent Murphy, Luna’s Chairman and Chief Executive Officer. “It’s exciting for Luna and Hansen to move forward together in a long-term partnership that is focused on creating enhanced procedures that help save lives.”

Luna’s shape sensing and localization technology can provide real-time position measurements to help surgeons navigate through the body. The system consists of software, instrumentation and disposable optical sensing fiber. Luna’s technology, originally developed at NASA, is unique and designed to provide the user with an accurate, direct and continuous measurement of device location with no adverse effect from line of sight limitations and without introducing electrical signals or radiation into the body.

Conference Call and Web Cast Information

Luna Innovations will conduct a live web cast on December 15 at 5:00 PM, EST, with Kent A. Murphy, Chairman and CEO, Scott A. Graeff, Chief Operating Officer and Dale E. Messick, Chief Financial Officer. For web cast, see Luna Innovations’ website, at www.lunainnovations.com, under the tab “Investor Relations.” To participate by telephone, the domestic dial-in number is 1.800.901.5248 and the international dial-in number is 1.617.786.4512. The participant access code is 22744421. Investors are advised to dial in at least five minutes prior to the call to register. The webcast will be archived on the company’s website under “Webcasts and Presentations” for 30 days following the conference call.

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation, and pharmaceutical nanomedicines. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. Its products are used to measure, monitor, protect and improve critical processes. Through its disciplined commercialization business model, Luna has become a recognized leader in transitioning science to solutions. Luna is headquartered in Roanoke, Virginia.

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Forward Looking Statements:

This release includes information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding, but not limited to (i) the ability to meet the conditions precedent to settlement and obtain adequate plan confirmation in Chapter 11 reorganization and pay all of Luna’s creditors; (ii) the efficacy of Luna’s technology in providing real-time position measurements and improving medical procedures, and (iii) the expansion of markets for certain medical products. The company attempts, whenever possible, to identify forward-looking statements by words such as “intends,” “will,” “plans,” “anticipates,” “expects,” “may,” “estimates,” “believes,” “should,” “projects,” or “continue,” or the negative of those words and other comparable words. Similarly, statements that describe the company’s business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. Actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the company’s control. Additional factors that may affect the future results of the company are set forth in the company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, and other filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at http://www.sec.gov, and at the company’s website at http://www.lunainnovations.com. These risk factors are updated from time to time through the filing of periodic reports with the SEC. The statements made in this press release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements herein after the date of this press release.

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Luna Innovations Contact:

Dale Messick, CFO

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com